Exhibit 4.1

SECOND AMENDMENT TO CREDIT AGREEMENT

This Second Amendment to Credit Agreement (this “Amendment”), dated as of March     , 2003, is made by and among various financial institutions parties hereto (collectively, the “Lenders”), Bank of America, N.A., as administrative and collateral agent for the Lenders (in its capacity as administrative and collateral agent, the “Agent”), and UNOVA, Inc., a Delaware corporation (the “Parent”), UNOVA Industrial Automation Systems, Inc., a Delaware corporation, Intermec Technologies Corporation, a Washington corporation, R & B Machine Tool Company, a Michigan corporation, J.S. McNamara Company, a Michigan corporation,  Intermec IP Corp., a Delaware corporation, and UNOVA IP Corp., a Delaware corporation (the Parent and each such corporation is individually hereinafter referred to as a “Borrower” and the Parent together with all such corporations are hereinafter collectively referred to as the “Borrowers”).

R E C I T A L S:

A.            WHEREAS, the Borrowers and M M & E, Inc., a Nevada corporation (collectively, the “Original Borrowers”), the Lenders, the Agent and GE Capital Commercial Finance, the successor to Heller Financial, Inc., as syndication agent (“Syndication Agent”) for the Lenders executed that certain Credit Agreement dated as of July 12, 2001 (as amended from time to time, the “Credit Agreement”) pursuant to which the Lenders have agreed to make available to the Borrowers a revolving line of credit for loans and letters of credit (collectively, the “Loans”);

B.            WHEREAS, the Original Borrowers, the Lenders, the Agent and Syndication Agent executed a First Amendment to Credit Agreement dated as of March 1, 2002 (the “Credit Agreement as amended by the First Amendment, is hereinafter referred to as the Credit Agreement”).

C.            WHEREAS, the Borrowers have requested that the Lenders and the Agent agree to amend the Credit Agreement again in certain respects and the Lenders and the Agent have agreed to such request in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises, and in order to induce the Lenders  and the Agent to amend the Credit Agreement pursuant to the terms hereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.             Recitals.  The foregoing Recitals are accurate and are incorporated herein and made a part hereof.

2.             Definitions.  Unless otherwise defined herein, all capitalized terms and phrases used in this Amendment shall have the respective meanings ascribed to them in the Credit Agreement.

3.             New Defined Term.      The following Defined Term is hereby added to Annex A-Defined Terms of the Credit Agreement in appropriate alphabetical order:

““Liquidity Availability” means an amount equal to the sum of (i) Availability (without taking into account any cash in the Availability Deposit Account) plus (ii) cash on deposit in the Availability Deposit Account.”

4.             Amendment to Section 7.9(d).  Section 7.9(d) of the Credit Agreement falling under the Section entitled “Mergers, Consolidations or Sales” is hereby deleted in its entirety and the following is hereby substituted in lieu thereof:

“(d)         sales or other dispositions of assets by Borrowers that have been approved by the Co-Agents prior to the Closing Date and which are set forth on Schedule 7.9, provided (i) in the case of sales or other dispositions of Assets other than Fixed Assets, no Default or Event of Default then exists and the net proceeds received as a result of such sale are greater than net tangible book value of the assets so sold and (ii) in the case of dispositions of Fixed Assets, (A) no Default or Event of Default then exists, (B) Liquidity Availability immediately prior to and after giving effect to such disposition is equal to or greater than $60,000,000, and (C) Agent receives prior to such disposition (I) a certification from Borrowers, including without limitation a current Borrowing Base Certificate and a calculation of Availability and Liquidity Availability, confirming that Borrowers are in compliance with the provisions of this Section 7.9(d)(ii) and (II) at Agent’s request, copies of documents governing such sale or other disposition;”

5.             Amendment to Section 7.9(f).  Section 7.9(f) of the Credit Agreement falling under the Section entitled “Mergers, Consolidations or Sales” is hereby deleted in its entirety and the following is hereby substituted in lieu thereof:

“(f)          sales or other dispositions of assets not in the ordinary course of business provided (i) in the case of sales or other dispositions of Assets other than Fixed Assets, (A) no Default or Event of Default then exists, (B) the net sales proceeds received from such sale or sales exceeds net tangible book value, and (C) the proceeds received in the aggregate from all such sales do not exceed $10,000,000 in any Fiscal Year and do not exceed $25,000,000 during the term of this Agreement and (ii) in the case of dispositions of Fixed Assets, (A) no Default or Event of Default then exists, (B) Liquidity Availability immediately prior to and after giving effect to such disposition is equal to or greater than $60,000,000, and (C) Agent receives prior to such disposition (I) a certification from Borrowers, including without limitation a current Borrowing Base Certificate and a calculation of Availability and Liquidity Availability, confirming that Borrowers are in compliance with the provisions of this Section 7.9(f)(ii) and (II) at Agent’s request, copies of documents governing such sale or other disposition;”

6.             Amendment to Section 7.14.  Section 7.14 of the Credit Agreement entitled “Prepayment” is hereby deleted in its entirety and the following is hereby substituted thereof:

“Prepayment.  Neither the Parent nor any of its domestic Subsidiaries shall voluntarily prepay any Debt, except the Obligations in accordance with the terms of this Agreement, unless (i) no Default or Event of Default then exists or would exist after giving effect to any such payment, (ii) after giving effect to such prepayment, Availability is equal to or greater than $60,000,000, (iii) such prepayment is a voluntary, permanent prepayment of Debt other than the Debt now or hereafter evidenced by and described in the Indenture, and (iv) Agent receives prior to such prepayment (A) a certification from Borrowers, including without limitation a current Borrowing Base Certificate and a calculation of Availability, confirming that Borrowers are in compliance with the provisions of this Section 7.14 and (B) notice from Borrowers notifying Agent that the contemplated prepayment is a voluntary, permanent prepayment of Debt other than the Debt now or hereafter evidenced by and described in the Indenture.  Notwithstanding anything to the contrary in the first sentence of this Section 7.14, the proceeds (net of closing costs, fees and expenses and an amount equal to the tax liabilities arising as a result of any gain associated with such sale) of the sale of any Collateral that is subject to a Lien which is not prohibited by the terms hereof and is prior to the Agent’s Lien, shall be applied first to repaying the Debt evidenced by such Lien.”

7.             Amendment to Section 7.18.  Section 7.18 of the Credit Agreement entitled “Liens” is hereby deleted in its entirety and the following is hereby substituted thereof:

“Liens.  Neither the Parent nor any of the other Borrowers shall create, incur, assume, or permit to exist any Lien on any property now owned or hereafter acquired by any of them, except (a) Permitted Liens, provided that the amount of cash and cash equivalents subject to Liens to third parties on the Closing Date relating to Liens identified in clause (i) of the definition of “Permitted Liens” shall not exceed in the aggregate $10,000,000 and the amount thereof after the Closing Date shall not at any time exceed $10,000,000 in the aggregate, (b) Liens, if any, in effect as of the Closing Date and described in Schedule 6.9 securing Debt described in Schedule 6.9 and any permitted refinancings, renewals or extensions of such Debt, (c) Liens securing Capital Leases and purchase money Debt permitted in Section 7.13, (d) other Liens securing liabilities in an aggregate amount not to exceed $5,000,000 at any time, and (e) Liens on property acquired by Borrowers that is subject to such Liens at the time of acquisition, provided the Debt secured by such Liens constitutes Permitted Debt or such Liens are otherwise permitted under Section 7.18(c) or 7.18(d).”

8.             Amendment to Section 7.19.  Section 7.19 of the Credit Agreement entitled “Sale and Leaseback Transactions” is hereby deleted in its entirety and the following is hereby substituted thereof:

“Sale and Leaseback Transactions.  Neither the Parent nor any of the other Borrowers shall, directly or indirectly, enter into any arrangement with any Person providing for the Parent or any other Borrower to lease or rent property that the Parent or such other Borrower has sold or will sell or otherwise transfer to such Person unless (a) no Default or Event of Default exists, (b) the net tangible book value of the assets so sold is less than $15,000,000 in the aggregate in any Fiscal Year or the transaction is listed and described on Schedule 7.19 hereto, and (c) in the case of the transactions listed on Schedule 7.19, the transaction is completed in a manner consistent with the description on Schedule 7.19; provided, however, that none of the Borrowers shall enter into any sale and leaseback transaction (except Sale and Leaseback Transactions (as currently defined in the Indenture) permitted by clauses (1) through (4) of Section 1009 of the Indenture) if the Attributable Debt (as currently defined in the Indenture) in respect of such sale and leaseback transaction exceeds an amount equal to (i) $125,000,000, minus (ii) the sum of (A) the aggregate amount of Debt (as currently defined in the Indenture) owed at such time by Parent and its domestic Subsidiaries and secured by Restricted Collateral (other than Debt described in clause (iii) below and Debt under the Loan Documents) plus  (B) the aggregate amount of Attributable Debt (as currently defined in the Indenture) of Parent and its domestic Subsidiaries existing at such time with respect to Restricted Collateral (except for Sale and Leaseback Transactions (as currently defined in the Indenture) permitted by clauses (1) through (4) of Section 1009 of the

Indenture), minus (iii) the amount of Debt (as currently defined in the Indenture) in respect of the Term Loans at such time after taking into account any repayment thereof from the proceeds of such sale and leaseback transaction (net of closing costs, fees and expenses and an amount equal to the tax liabilities arising as a result of any gain associated with such sale and leaseback transaction).  For avoidance of doubt, it is understood and agreed that the provisions of this Section 7.19 are designed to restrict and control Borrowers’ rights with respect to sale and leaseback or similar transactions, not the execution and delivery of non-capitalized operating leases.”

9.             Acknowledgment of the Borrowers.  Each Borrower hereby acknowledges and agrees that:  (a) such Borrower has no defense, offset or counterclaim with respect to the payment of any sum owed to the Lenders or the Agent under the Loan Documents, or with respect to the performance or observance of any warranty or covenant contained in the Credit Agreement or any of the other Loan Documents; and (b) the Lenders and the Agent have performed all obligations and duties owed to such Borrower through the date hereof.

10.           Representations and Warranties of the Borrowers.  To induce the Lenders and the Agent to amend the Credit Agreement, each Borrower represents and warrants to the Lenders and the Agent that:

(a)           Compliance with Credit Agreement.  On the date hereof, such Borrower is in compliance with all of the terms and provisions set forth in the Credit Agreement (as modified by this Amendment) and no Default or Event of Default has occurred and is continuing;

(b)           Representations and Warranties.  On the date hereof after giving effect to this Amendment, the representations and warranties set forth in Article 6 of the Credit Agreement are true and correct with the same effect as though such representations and warranties had been made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date;

(c)           Corporate Authority.  Such Borrower has full power and authority to consummate this Amendment.  No consent or approval of stockholders or of any public authority or regulatory body which has not been obtained is required as a condition to the validity or enforceability of this Amendment;

(d)           Amendment as Binding Agreement.  This Amendment and the Credit Agreement (as modified by this Amendment) constitute the valid and legally binding obligations of such Borrower fully enforceable against each Borrower in accordance with their respective terms (subject to the effects of bankruptcy, insolvency, reorganization, moratoriums or other similar laws affecting the rights and remedies of creditors generally); and

(e)           No Conflicting Agreements.  The execution and performance by such Borrower of this Amendment, and the borrowing by the Borrowers under the Credit Agreement (as modified by this Amendment), will not (i) to the best knowledge of such Borrower, violate any provision of law, any order of any court or other agency of government, or the Articles of Incorporation or Bylaws of such Borrower; or (ii) violate any material indenture, contract, agreement or other instrument to which such Borrower is a party, or by which any of its property is bound, or be in conflict with, result in a breach of or constitute (with due notice and or lapse of time) a default under, any such indenture, contract, agreement or other instrument; or (iii) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of such Borrower, other than in favor of the Lenders and the Agent.

(f)            The Term Loans have been repaid in full, all obligations owed by the Borrowers to the Term Debt Lender have been repaid in full other than contingent obligations which survive such repayment and the terms of the documents governing the Term Loans and as the date hereof all Term Debt Lender’s Liens have been fully and finally released and extinguished other than terminations, filings and recordings that have been submitted to appropriate authorities and are currently still being processed in connection therewith.

11.           Effectiveness of this Amendment. The amendments set forth above shall become effective as of the date of this Amendment only upon the satisfaction of the following conditions precedent:

Receipt of Documents.  The Agent shall have received all of the following, each (in the case of documents) duly executed and dated the date of execution hereof, in form and substance satisfactory to the Agent:

(i)            this Amendment duly executed by the Agent, the Borrowers and the Lenders;

(ii)           an opinion of the Borrowers’ general counsel or outside counsel, or a combination of both, in form and substance acceptable to the Agent;

(iii)          true, complete and accurate copies, duly certified by an officer of the appropriate Borrower, of all documents evidencing any necessary corporate action, resolutions, consents and governmental approvals, if any, required for the execution, delivery and performance of this Amendment and any related document, instrument or agreement executed or delivered in connection therewith by such Borrower; and

(iv)          such other instruments, documents, waivers and consents as the Lenders may reasonably request prior to the execution by the Lenders of this Amendment.

12.           Effect on Credit Agreement.  Except as specifically amended hereby, the terms and provisions of the Credit Agreement and the other Loan Documents are in all other respects ratified and confirmed and remain in full force and effect.  No reference to this Amendment need be made in any notice, writing or other communication relating to the Credit Agreement and the other Loan Documents, any such reference to the Credit Agreement and the other Loan Documents to be deemed a reference thereto as respectively amended by this Amendment.  All references to the Credit Agreement and the other Loan Documents in any document, instrument or agreement executed in connection with the Credit Agreement and the other Loan Documents shall be deemed to refer to the Credit Agreement and the other Loan Documents as respectively amended hereby.

13.           Fees and Expenses.  The Borrowers hereby agree to pay all reasonable out-of-pocket expenses incurred by the Agent in connection with the preparation, negotiation and consummation of this Amendment, and all other documents related hereto, including, without limitation, the reasonable fees and expenses of the Lenders’ counsel.

14.           Successors.  This Amendment shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Agent and their respective successors and assigns.

15.           Governing Law.  This Amendment shall be construed in accordance with and governed by the laws of the State of New York, without regard to the conflict of laws principles thereof.

16.           Counterparts.  This Amendment may be executed in the original or by telecopy in any number of counterparts, each of which shall be deemed original and all of which taken together shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first above written.

BORROWERS:

UNOVA, INC.,
a Delaware corporation

By:	/s/ Elmer C. Hull, Jr.
Name:	Elmer C. Hull, Jr.
Title:	Vice President and Treasurer

UNOVA INDUSTRIAL AUTOMATION
SYSTEMS, INC., a Delaware corporation

By:	/s/ Elmer C. Hull, Jr.
Name:	Elmer C. Hull, Jr.
Title:	Vice President and Treasurer

INTERMEC TECHNOLOGIES
CORPORATION, a Washington corporation

By:	/s/ Elmer C. Hull, Jr.
Name:	Elmer C. Hull, Jr.
Title:	Vice President and Treasurer

R & B MACHINE TOOL COMPANY,
a Michigan corporation

By:	/s/ Elmer C. Hull, Jr.
Name:	Elmer C. Hull, Jr.
Title:	Vice President and Treasurer

J.S. McNAMARA COMPANY,
a Michigan corporation

By:	/s/ Elmer C. Hull, Jr.
Name:	Elmer C. Hull, Jr.
Title:	Vice President and Treasurer

INTERMEC IP CORP.,
a Delaware corporation

By:	/s/ Elmer C. Hull, Jr.
Name:	Elmer C. Hull, Jr.
Title:	Vice President and Treasurer

UNOVA IP CORP.,
a Delaware corporation

By:	/s/ Elmer C. Hull, Jr.
Name:	Elmer C. Hull, Jr.
Title:	Vice President and Treasurer

AGENT:

BANK OF AMERICA, N.A.

By:	/s/ Scott S. Ward
Name:	Scott S. Ward
Title:	Vice President

LENDERS:

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Scott S. Ward
Name:	Scott S. Ward
Title:	Vice President

GE CAPITAL COMMERCIAL FINANCE
Successor to
Heller Financial, Inc.

By:	/s/ Howard C. Bailey
Name:	Howard C. Bailey
Title:	Senior Vice President

THE CIT GROUP/BUSINESS CREDIT, INC.

By:	/s/ Thomas H. Hopkins
Name:	Thomas H. Hopkins
Title:	Vice President

CONGRESS FINANCIAL
CORPORATION (WESTERN)

By:	/s/ Jeffrey K. Scott
Name:	Jeffrey K. Scott
Title:	Vice President

GMAC COMMERCIAL FINANCE LLC
Successor to
GMAC Business Credit, LLC

By:	/s/ Michael O’Connor
Name:	Michael O’Connor
Title:	Assistant Vice President

GMAC COMMERCIAL FINANCE LLC
Successor to
GMAC Commercial Credit, LLC

By:	/s/ Michael O’Connor
Name:	Michael O’Connor
Title:	Assistant Vice President

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Sunnie M. Kim
Name:	Sunnie M. Kim
Title:	Assistant Vice President

COMERICA BANK

By:	/s/ Elroy Peiris
Name:	Elroy Peiris
Title:	Vice President